David Buckley	Dennis Shogren	Dan Matsui/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8889	(951) 943-8800	(310) 208-2550

MODTECH HOLDINGS INC.
REPORTS FIRST-QUARTER 2006 FINANCIAL RESULTS
Margins Improve; Operating, Net Losses Narrow

Perris, Calif.—May 15, 2006—Modtech Holdings, Inc. (Nasdaq: MODT) reported financial results for the first quarter ended March 31, 2006.

Revenues for the quarter were $36.9 million, compared to the record $50.5 million in first-quarter 2005. The comparative decline was attributed in part to unusually strong Florida classroom sales in first-quarter 2005 caused by rebuilding due to hurricane activity in late 2004. Classroom sales in California were also lower than first-quarter last year due to recent labor shortages.

Cost of sales declined to $34.6 million, or 93.8% of sales, from $48.2 million, or 95.4% of sales, in first-quarter 2005. Cost of sales declined due primarily to the elimination of major project cost overruns that were reported in first-quarter last year. Gross profit was $2.3 million, or 6.2% of sales, versus $2.3 million, or 4.6% of sales, in first-quarter a year ago.

Sales, general, and administrative (SG&A) expenses for the quarter declined to $3.3 million, including $163,000 in stock compensation, from $3.9 million, which did not account for stock compensation, in first-quarter 2005. The decline was due to reduced sales commissions and comparably higher costs in first-quarter last year that were primarily related to Sarbanes-Oxley compliance and legal expenses. Operating losses for the quarter narrowed to $1.0 million from $1.6 million in first-quarter 2005 as cost containment efforts helped to lessen the impact of lower sales.

Other expenses for the quarter were $2.9 million, compared to $2.6 million in first-quarter 2005. Interest expense was $100,000 lower than the prior year, but amortization of debt costs, including a write-off of $2.1 million associated with the new financing with Bank of America Business Credit, were $2.2 million higher than first-quarter 2005. For first-quarter 2006, there was a non-cash gain of $700,000 from warrant-related derivatives, compared to a non-cash loss of $1.1 million in first-quarter 2005.

Net loss for the quarter narrowed to $3.9 million, or 23 cents a share on 17.1 million weighted-average shares outstanding, from a net loss of $4.1 million, or 28 cents a share on 14.7 million weighted-average shares outstanding, in first-quarter 2005.

Modtech President and Chief Executive David Buckley commented: “We are pleased with the first-quarter's improving margins and narrower losses, not only because we achieved those improvements with lower sales volume but also because they reflect the combined and ongoing efforts of the management team to improve efficiencies at all levels of the organization.

"However, we are disappointed to report lower revenues compared to the record revenues in first-quarter last year," Buckley stated. "We anticipated greater demand in Texas and Florida related to the major hurricanes in the gulf region last year, but we have not yet seen any material increases as a result. Furthermore, first quarter historically tends to be more variable than other quarters and is traditionally one of the Company's lower-revenue quarters for the year, and we returned to that pattern this year.

“In California, newly restricted use of 'piggy-back' contracts and resulting policies requiring a lengthier public-bid process are expected to delay some expected business into later 2006 and may impact anticipated growth year-over-year," Buckley continued. "We are also addressing a labor-shortage issue in California with a very strong effort to recruit experienced factory workers and are currently staffing up at all of our locations. And with volume increasing to 2005-like levels as a result, we continue to project modest revenue growth for full-year 2006.

"From the perspective of management's turnaround strategy, we feel that, aside from revenues, first-quarter results offer positive indications that Modtech is now positioned to generate profits from future revenue growth," Buckley stated. "Backlog consists of a number of projects outside of education, and all projects were carefully reviewed during the bid and costing processes to avoid issues with cost overruns and project management.

"The risk of cost overruns have also been lessened by focusing on smaller and more standardized projects with less on-site construction work," Buckley said. "We are now also structured to take advantage of our experience and expertise in engineering and manufacturing "in factory" and "in field' set-up, and are subcontracting on-site construction to partners with better capabilities in that specific area, all of which are expected to yield further improvements in productivity and cost management."

Buckley added: "During the quarter we experienced fewer, and smaller, unanticipated issues compared to prior periods and feel that in subsequent periods this trend will continue. Necessary changes to personnel and processes have been made, and controls we have put in place appear to be working. While there is always a possibility that other new issues can arise, we feel that the majority of, and the most significant, issues of the past have been addressed and are now behind us, which now allows us to more completely focus on moving forward with growth and the profitability that we expect."

Modtech Chief Financial Officer Dennis Shogren remarked: “In addition to higher operating efficiencies and productivity, we were able improve our financial condition in several areas. The new $25 million credit facility through Bank of America will reduce interest expense and other loan costs significantly. Recently, $5.7 million of the outstanding $25.9 million convertible note was converted, which not only reduces the Company's debt level and related interest expense but also released $5 million in cash that was previously restricted as collateral against the note. The note holder is expected to convert another $2.7 million by early July 2006. Furthermore, the recent exercise of options and warrants generated another $5.6 million in cash. These financing and equity changes occurred after March 31, 2006, and will be reflected in our second-quarter financial reports.

"Cash flow from operations for the quarter was $511,000 despite the almost $14 million decline in revenues to $36.9 million, compared to $3.2 million operating cash flow from $50.5 million in revenues in first-quarter 2005," Shogren continued. "For the remainder of 2006, we expect to spend approximately $1.5 million for capital projects with an emphasis on productivity enhancements.

"We are adjusting slightly our revenue forecast for full-year 2006 in light of the lower-than-expected start to the year and now project revenue between $230 million and $250 million with gross margin of 12% to 14%," Shogren stated. "We expect year-over-year revenue growth in second and third quarters, which are also typically when we see the highest revenues for the year. Considering the Company's improved operating and financial structures, we also feel confident that we will return to quarterly profitability this year."

Teleconference Information:
At 8 a.m. PDT (11 a.m. EDT) today the company will hold a teleconference to discuss the financial results and outlook. To participate in the teleconference, please call toll-free 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the start time. You may also listen to the teleconference live via the Internet at www.modtech.com., under the investor relations link, or at www.earnings.com. For those unable to attend, this website will host an archive of the call. A telephone replay will be available for 48 hours beginning at approximately 11 a.m. PDT today. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 9293441.

About Modtech Holdings, Inc.
Modtech® is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech® has substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida and Texas. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.

[Financial data on following pages]

MODTECH HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$4,530,000	$3,263,000
Restricted cash - current portion	11,452,000	11,452,000
Contracts receivable, less contract adjustments of $616,000 in both 2006 and 2005	30,995,000	40,687,000
Costs and estimated earnings in excess of billings on contracts	11,660,000	16,050,000
Inventories	8,885,000	12,047,000
Prepaid assets	1,118,000	960,000
Income tax receivable	6,000	6,000
Other current assets	1,932,000	1,373,000
Total current assets	70,578,000	85,838,000

Property and equipment, net	14,655,000	14,518,000
Other assets
Restricted cash	5,000,000	5,000,000
Goodwill	71,903,000	71,903,000
Covenants not to compete, net	--	4,000
Debt issuance costs, net	1,625,000	3,993,000
Other assets	562,000	577,000
Total assets	$164,323,000	$181,833,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,569,000	$5,687,000
Accrued liabilities	23,822,000	28,498,000
Billings in excess of costs	4,200,000	3,809,000
Current revolving credit line	7,846,000	4,819,000
Current maturities of long-term debt	18,251,000	19,831,000
Total current liabilities	68,688,000	82,644,000
Long-term debt, excluding current portion	14,812,000	14,628,000
Total liabilities	83,500,000	97,272,000
Shareholders’ equity:
Common stock, $.01 par value. Authorized 55,000,000 shares; issued and outstanding 17,062,219 and 17,062,219 in 2006 and 2005, respectively	170,000	170,000
Additional paid-in capital	96,803,000	96,640,000
Accumulated deficit	(16,150,000)	(12,249,000)
Total shareholders’ equity	80,823,000	84,561,000
	$164,323,000	$181,833,000

MODTECH HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Net sales	$36,904,000	$50,538,000
Cost of goods sold	34,617,000	48,216,000
Gross profit	2,287,000	2,322,000
Selling, general and administrative expenses	3,298,000	3,887,000
Loss from operations	(1,011,000)	(1,565,000)
Other (expense) income:
Interest expense, net	(1,021,000)	(1,137,000)
Gain (loss) on warrant and embedded derivatives	737,000	(1,052,000)
Amortization - debt costs and debt accretion discount	(2,640,000)	(431,000)
Other income, net	34,000	53,000
	(2,890,000)	(2,567,000)
Loss before income taxes	(3,901,000)	(4,132,000)
Income tax benefit	—	—
Net loss	$(3,901,000)	$(4,132,000)
Basic and diluted loss per common share	$(0.23)	$(0.28)
Basic and diluted weighted-average common shares outstanding	17,062,219	14,665,185